Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, January 31, 2017 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the first fiscal quarter ended December 31, 2016.

Revenue was $467.1 million, a decrease of 5% from the prior year quarter. Home & Building Products (“HBP”) revenue increased 1%, while Telephonics Corporation ("Telephonics") and Clopay Plastic Products Company ("PPC") decreased 19% and 7%, respectively, compared to the prior year quarter.

Segment adjusted EBITDA was $54.4 million, increasing 5% from the prior year quarter. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead) and restructuring charges, as applicable.

Net income was $12.3 million, or $0.29 per share, compared to $10.8 million, or $0.24 per share, in the prior year quarter. Current and prior year quarter results included net tax benefits of $4.3 million, or $0.10 per share, and $2.6 million, or $0.06 per share, respectively, primarily related to vesting of equity awards. Excluding these items from both periods, current quarter adjusted net income was $8.0 million, or $0.19 per share, compared to $8.2 million, or $0.18 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We are off to a solid start to the year.  We executed well this quarter with margin improvements driven by operational efficiencies.  Our EBITDA increased by 5% over last year despite an anticipated revenue decline.  We remain confident in our outlook for both 2017 and the future with expectations for an improving housing market as well as higher infrastructure and defense spending.”

Segment Operating Results
Home & Building Products
Revenue was $264.2 million, increasing 1% compared to the prior year quarter primarily driven by The AMES Companies, Inc. ("AMES") market expansions into new products and distribution channels in Australia, most notably for garden tools, Nylex sprayers and Northcote designs, and increased snow sales in Canada. Clopay Building Products Company, Inc. ("CBP") revenue was consistent with the prior year quarter.

Segment adjusted EBITDA was $31.8 million, increasing 7% compared to the prior year quarter, primarily resulting from improved margins delivered at AMES Australia from the market expansion described above and operational improvements at both AMES U.S. and CBP.

On December 30, 2016, AMES Australia acquired Hills Home Living ("Hills") for approximately $6.1 million (AUD 8.4 million). Hills, founded in 1946, is a market leader in the supply of clothesline, laundry and garden products. The Hills acquisition adds to AMES' existing broad category of products and enhances our lawn and garden product offerings in Australia.

Telephonics
Revenue was $88.1 million, decreasing 19% from the prior year quarter, due to lower multi-mode radar ("MMR") system revenue and timing of maritime and ground surveillance radar system revenue.

Segment adjusted EBITDA was $8.1 million, decreasing 22% from the prior year quarter, driven by decreased MMR revenue and the timing of research and development and bid and proposal expenses.

Contract backlog was $384 million at December 31, 2016, compared to $420 million at September 30, 2016, with approximately 79% expected to be fulfilled within the next twelve months. The decrease in backlog was primarily due to the timing of various international contract awards associated with radar and surveillance opportunities that were not received by the end of the reporting period.

Plastic Products
Revenue was $114.8 million, decreasing 7% compared to the prior year quarter, due to reduced volume of 5% driven by North America and Europe, partially offset by improved volume in Brazil, and unfavorable product mix of 3%. Resin pricing and foreign currency did not have a material impact on revenue for the quarter. PPC adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $14.4 million, increasing 23% from the prior year quarter. Despite the sales decline, EBITDA benefited from improved margins delivered on increased volume in Brazil and operational performance improvements in Europe, partially offset by product mix and a $2.0 million change in the impact of resin pricing pass through. Foreign currency did not have a material impact on EBITDA for the quarter.

Taxes
The effective tax rate for the quarter ended December 31, 2016 was 5.5% compared to 19.2% in the comparable prior year quarter.

The December 31, 2016 and 2015 tax rates included net benefits of $4.3 million and $2.6 million, respectively, primarily related to the adoption of recent Financial Accounting Standards Board guidance, which now requires the company to recognize excess tax benefits from the vesting of equity awards within income tax expense. Excluding these benefits, the effective tax rates for the quarters ended December 31, 2016 and 2015 were 38.3% compared to 38.6%.

Balance Sheet and Capital Expenditures
At December 31, 2016, the Company had cash and equivalents of $52.3 million, total debt outstanding of $965.0 million, net of discounts and issuance costs, and $311 million available for borrowing, subject to certain loan covenants, under its revolving credit facility. Capital expenditures were $22.5 million in the current quarter.
On January 17, 2017, the $100 million 4% convertible notes settled for a total value of $173.9 million, comprised of $125 million in cash and 1,954,993 shares of common stock. The total settlement value for the convertible notes was based on the sum of the daily Volume Weighted Average Price multiplied by the conversion rate over a 40-day observation period.  The revolver was used to fund the cash portion of the convert settlement.

Share Repurchases
In each of July 2015 and August 2016, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the quarter ended December 31, 2016, Griffon purchased 129,000 shares of common stock under these programs, for a total of $2.2 million or $17.06 per share. At December 31, 2016, $49.4 million remained under existing Board authorizations.

From August 2011 to December 31, 2016, Griffon repurchased 20,429,298 shares of its common stock for a total of $261.6 million or $12.81 per share.

Conference Call Information
The Company will hold a conference call today, January 31, 2017, at 8:30 AM ET.

The call can be accessed by dialing 1-888-455-2308 (U.S. participants) or 1-719-325-2390 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 2827572.

A replay of the call will be available starting on Tuesday, January 31, 2017 at 11:30 a.m. ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 2827572. The replay will be available through Tuesday, February 14, 2017 at 11:59 p.m. ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the New York Stock Exchanges and trades under the symbol GFF.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, AMES and CBP:

•	AMES, founded in 1774, is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

•
Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

•
PPC, incorporated in 1934, is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world's largest consumer products companies.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead) and restructuring charges, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended December 31,
REVENUE	2016	2015
Home & Building Products:
AMES	$120,724	$118,290
CBP	143,460	142,908
Home & Building Products	264,184	261,198
Telephonics	88,093	109,037
PPC	114,823	123,914
Total consolidated net sales	$467,100	$494,149

Segment adjusted EBITDA:
Home & Building Products	$31,807	$29,829
Telephonics	8,108	10,344
PPC	14,437	11,785
Total Segment adjusted EBITDA	54,352	51,958
Net interest expense	(13,367)	(12,012)
Segment depreciation and amortization	(18,290)	(16,969)
Unallocated amounts	(9,719)	(9,628)
Income before taxes	$12,976	$13,349

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Home & Building Products
Segment operating profit	$22,640	$21,159
Depreciation and amortization	9,167	8,670
Segment adjusted EBITDA	31,807	29,829

Telephonics
Segment operating profit	5,391	7,813
Depreciation and amortization	2,717	2,531
Segment adjusted EBITDA	8,108	10,344

Clopay Plastic Products
Segment operating profit	8,031	6,017
Depreciation and amortization	6,406	5,768
Segment adjusted EBITDA	14,437	11,785

All segments:
Income from operations - as reported	26,385	24,806
Unallocated amounts	9,719	9,628
Other, net	(42)	555
Segment operating profit	36,062	34,989
Depreciation and amortization	18,290	16,969
Segment adjusted EBITDA	$54,352	$51,958

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
Revenue	$467,100	$494,149
Cost of goods and services	350,972	378,044
Gross profit	116,128	116,105
Selling, general and administrative expenses	89,743	91,299
Income from operations	26,385	24,806
Other income (expense)
Interest expense	(13,373)	(12,023)
Interest income	6	11
Other, net	(42)	555
Total other expense, net	(13,409)	(11,457)
Income before taxes	12,976	13,349
Provision for income taxes	712	2,561
Net income	$12,264	$10,788
Basic income per common share	$0.31	$0.26
Weighted-average shares outstanding	39,336	41,968
Diluted income per common share	$0.29	$0.24
Weighted-average shares outstanding	42,312	45,384
Net income	$12,264	$10,788
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(13,479)	(3,349)
Pension and other post retirement plans	544	386
Change in cash flow hedges	1,623	(1,015)
Total other comprehensive income (loss), net of taxes	(11,312)	(3,978)
Comprehensive income (loss), net	$952	$6,810

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited) At December 31, 2016	At September 30, 2016
CURRENT ASSETS
Cash and equivalents	$52,269	$72,553
Accounts receivable, net of allowances of $6,677 and $6,452	228,025	233,751
Contract costs and recognized income not yet billed, net of progress payments of $7,145 and $8,001	108,572	126,961
Inventories, net	323,192	308,869
Prepaid and other current assets	41,410	38,605
Assets of discontinued operations	218	219
Total Current Assets	753,686	780,958
PROPERTY, PLANT AND EQUIPMENT, net	400,151	405,404
GOODWILL	357,507	361,185
INTANGIBLE ASSETS, net	210,251	210,599
OTHER ASSETS	21,634	21,982
ASSETS OF DISCONTINUED OPERATIONS	1,960	1,968
Total Assets	$1,745,189	$1,782,096

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$26,347	$22,644
Accounts payable	161,140	190,341
Accrued liabilities	95,594	103,594
Liabilities of discontinued operations	1,498	1,684
Total Current Liabilities	284,579	318,263
LONG-TERM DEBT, net	938,673	913,914
OTHER LIABILITIES	130,818	137,266
LIABILITIES OF DISCONTINUED OPERATIONS	2,098	1,706
Total Liabilities	1,356,168	1,371,149
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	389,021	410,947
Total Liabilities and Shareholders’ Equity	$1,745,189	$1,782,096

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,264	$10,788
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,394	17,084
Stock-based compensation	2,452	3,066
Provision for losses on accounts receivable	118	(24)
Amortization of debt discounts and issuance costs	1,915	1,671
Deferred income taxes	(196)	2,763
Gain on sale of assets and investments	(103)	(77)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	21,459	(6,106)
Increase in inventories	(16,253)	(9,080)
(Increase) decrease in prepaid and other assets	(2,637)	316
Decrease in accounts payable, accrued liabilities and income taxes payable	(31,475)	(38,324)
Other changes, net	1,616	519
Net cash provided by (used in) operating activities	7,554	(17,404)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(22,478)	(25,018)
Acquired businesses, net of cash acquired	(6,051)	—
Investment in unconsolidated joint venture	—	(2,726)
Proceeds from sale of assets	118	484
Investment sales	—	715
Net cash used in investing activities	(28,411)	(26,545)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,499)	(2,281)
Purchase of shares for treasury	(15,073)	(10,910)
Proceeds from long-term debt	39,056	79,874
Payments of long-term debt	(8,827)	(24,126)
Change in short-term borrowings	(702)	(147)
Financing costs	(172)	—
Purchase of ESOP shares	(9,213)	—
Other, net	(349)	203
Net cash provided by financing activities	2,221	42,613
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(430)	(387)
Net cash used in discontinued operations	(430)	(387)
Effect of exchange rate changes on cash and equivalents	(1,218)	(310)
NET DECREASE IN CASH AND EQUIVALENTS	(20,284)	(2,033)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	72,553	52,001
CASH AND EQUIVALENTS AT END OF PERIOD	$52,269	$49,968

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, and discrete and certain other tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income to adjusted net income and earnings per share to Adjusted earnings per share:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,
	2016	2015
Net income	$12,264	$10,788

Adjusting items, net of tax:
Discrete and certain other tax provisions (benefits)	(4,263)	(2,591)

Adjusted net income	$8,001	$8,197

Diluted income per common share	$0.29	$0.24

Adjusting items, net of tax:
Discrete and certain other tax provisions (benefits)	(0.10)	(0.06)

Adjusted earnings per common share	$0.19	$0.18

Weighted-average shares outstanding (in thousands)	42,312	45,384

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.